Exhibit 99.1

CSRA Announces Second Quarter Fiscal Year 2017 Financial Results

•	Revenue of $1.26 billion up 1 percent compared to the first quarter of fiscal year 2017 (sequentially)

•	Diluted EPS of $0.46 (GAAP) and $0.56 (Adjusted) both up sequentially and year-over-year, reflecting continued strong profitability

•	Robust book-to-bill ratios of 1.9x for the quarter and 1.3x for the trailing twelve months build the foundation for future growth

FALLS CHURCH, Va., Nov. 9, 2016 - CSRA Inc. (NYSE:CSRA), a leading provider of next-generation IT solutions and professional services to government organizations, today announced financial results for the second quarter of fiscal year 2017, which ended September 30, 2016.
“Our strong second quarter results demonstrate the promise of CSRA, as we pivot towards growth and continue to deliver industry leading profitability,” said Larry Prior, CSRA president and CEO. “Our investments in business development and our focus on next-generation solutions are paying off, and we are realizing the benefits of rapid integration. Recent new business wins position us well to return to organic growth in fiscal year 2018, and we continue to see significant opportunities to take market share as we deliver innovative and efficient technology solutions to meet our customers' most pressing needs."

(Dollars in millions, except per share data)	Three Months Ended		Six Months Ended
	September 30, 2016	October 2, 2015	September 30, 2016	October 2, 2015
GAAP revenue	$1,263	$969	$2,517	$1,928
GAAP net income	$80	$53	$148	$120
GAAP diluted EPS	$0.46	$0.35	$0.86	$0.80

Pro forma revenue	$1,263	$1,320	$2,517	$2,637
Pro forma adjusted EBITDA	$229	$236	$446	$446
Pro forma adjusted diluted EPS	$0.56	$0.53	$1.06	$1.04

Note: All figures are unaudited; computation methods are shown at the end of the release.

GAAP revenue for the second quarter of fiscal year 2017 was $1.26 billion, up 30 percent compared to the second quarter of fiscal year 2016, as a result of the merger with SRA International, Inc. Revenue for the quarter was down 4 percent compared to pro forma revenue in the second quarter of fiscal year 2016, which assumes the SRA merger occurred at the beginning of that period. Revenue for the quarter increased 1 percent compared to the first quarter of fiscal

Exhibit 99.1

year 2017 as recent new business awards began to ramp and several expansions of existing work occurred earlier than expected.
GAAP net income of $80 million, or $0.46 per share, includes $16 million of amortization of SRA contract backlog and $8 million of other pre-tax merger and integration costs. Adjusted EBITDA for the quarter was $229 million, up 5 percent from the first quarter of 2017 and down 3 percent from pro forma adjusted EBITDA in the second quarter of fiscal year 2016. Adjusted EBITDA margin for the quarter was a record 18.1 percent, driven by cost synergies realized from the SRA merger and strong program performance across the business. Adjusted diluted earnings per share for the quarter were $0.56, up 10 percent from the first quarter of 2017 and up 6 percent from pro forma adjusted diluted earnings per share in the second quarter of fiscal year 2016.

Cash Management and Capital Deployment
Operating cash flow for the quarter was $55 million, which was affected by several one-time payments and timing items. In addition, the company’s capital expenditures were higher than usual in the second quarter due to the timing of customer requirements. As a result, free cash flow during the quarter was $8 million.
The company executed on its balanced capital deployment program and deployed $50 million to pay down debt and $24 million to return to shareholders. As of September 30, 2016, the company had $68 million in cash and cash equivalents and $2.6 billion in debt.
The company paid a cash dividend of $0.10 per share on October 4, 2016, for a total payment of $16 million as part of its regular quarterly cash dividend program. The Board of Directors expects to declare the next quarterly dividend at its meeting in December.
During the quarter CSRA repurchased 300,097 shares of common stock through open market purchases at an average price of $26.45 per share for an aggregate consideration of $8 million. The company expended an additional $2 million to settle repurchases made at the end of the second quarter and $3 million to repurchase shares at the beginning of the third quarter, leaving $337 million remaining on its share repurchase authorization with an expiration date of March 31, 2019.

Business Development
Bookings totaled $2.4 billion in the second quarter, representing a book-to-bill ratio of 1.9x. The second quarter marked the seventh consecutive quarter with a pro forma book-to-bill ratio of 1.0x or higher. Pro forma bookings for the trailing twelve-month period totaled $6.7 billion, representing a pro forma book-to-bill ratio of 1.3x.

Exhibit 99.1

Included in the quarterly bookings were several particularly important single-award prime contracts:

•
Office of Personnel Management (OPM) Background Check Investigations. OPM awarded CSRA a contract to support the new National Background Investigations Bureau (NBIB) in conducting Federal background investigations. The Blanket Purchase Agreement has a performance period of five years and an estimated value of $503 million.

•
U.S. Department of State Consular Affairs’ Global Support Strategy (GSS) Program. CSRA received two task orders totaling in excess of $200 million to continue capturing biometric data for U.S. visitors from Mexico, Tel Aviv and Jerusalem. The $2.8 billion indefinite-delivery, indefinite-quantity GSS contract spans a period of 10 years with 19 additional task orders expected to be awarded during that timeframe.

•
Defense Intelligence Agency (DIA) Enterprise Service Operations Center (ESOC). DIA awarded CSRA a task order valued at $167 million over five and a half years to manage the ESOC, which consists of self-help knowledge portals, remote service desk resolution support and in-field customer engagement support for the Department of Defense Intelligence Information Systems global customers. The work will be performed at various CSRA and government locations worldwide, including the company’s new Integrated Technology Center (ITC) in Bossier City, Louisiana.

•
Littoral Combat Ship (LCS) and Professional Engineering Services Support. CSRA will provide a variety of mission critical services in support of the acquisition process for the LCS program. CSRA's support on the five-year, $131 million task order initially focuses on procuring 22 ships for the LCS Block Buy contract and will evolve to stabilizing serial, full-rate production of the LCS ships and an increasing role in assisting with the lifecycle management of the delivered ships, including post-delivery transition to the fleet and lifecycle engineering.

•
Office of Justice Programs (OJP) Enterprise Application Development Support Services (EADSS) contract. Under a five-year, $116 million contract, CSRA will streamline, maintain and upgrade the IT systems of seven offices and bureaus operating under the Department of Justice’s OJP. Key tasks include cloud migration, agile application development, and mobile application development to enable OJP to leverage shared services, e-Gov initiatives and data consolidation activities.

•
Department of Defense Joint Service Provider (JSP) Program. CSRA was awarded a $114 million task order over four and a half years to develop and deploy an in-depth network security strategy that will deter and neutralize malicious activities for various

Exhibit 99.1

offices within the Pentagon. CSRA will also work with U.S. Cyber Command and other government agencies to provide situational awareness about incidents and potential network threats.

•
U.S. Department of Veterans Affairs (VA) Enterprise Cloud Services (ECS). Under a four-year, $73 million contract, CSRA will manage a portfolio of cloud computing services across the VA enterprise, which will significantly improve the agency's delivery of enhancements to veteran health benefits and service delivery programs while driving down IT sustainment costs. The company will also provide network supportability, design and an application hosting configuration to ensure alignment with modernized service delivery.

The company’s backlog of signed business orders at the end of second quarter of fiscal year 2017 was $15.5 billion, of which $3.0 billion was funded. Total backlog increased 2 percent compared to the pro forma backlog at the end of the second quarter of fiscal year 2016.
In addition, the company won a new five-year $744 million task order to deliver mission-essential logistics for the U.S. Army. The award is currently under protest, which should be resolved before the end of the calendar year. As such, the contract is not included in the company’s second quarter bookings or backlog figures. Including programs awarded in the quarter but subsequently protested would result in a book-to-bill ratio of 2.5x.

Forward Guidance
The company is maintaining its previously announced guidance ranges for revenue, adjusted EBITDA, adjusted diluted earnings per share, and free cash flow for fiscal year 2017 as specified in the table below. The company elects to provide ranges for certain metrics not in accordance with GAAP because it cannot make reliable estimates of key elements, including pension mark-to-market adjustments and integration expenses.

Metric	Fiscal Year 2017
Revenue (millions)	$5,000 - $5,200
Adjusted EBITDA (millions)	$870 - $905
Adjusted Diluted Earnings per Share	$1.91 - $2.04
Free Cash Flow (millions)	$300 - $350
The fiscal year 2017 adjusted EBITDA and diluted EPS guidance assumes pension income of $96 million, consistent with the amounts recorded in the first half of fiscal year 2017.
CSRA chief financial officer Dave Keffer commented, “I am happy to report excellent overall performance in the quarter. Our strong business development results have greatly improved our visibility into the second half of fiscal year 2017 and the first half of fiscal year 2018. This

Exhibit 99.1

quarter marked the first true results of CSRA’s integrated bid and proposal organization, and our high volume of new wins and strong win rates on new work gives us confidence in our ability to drive growth. We expect free cash flow to be strong in the second half of FY17, which will enable us to continue paying down debt and returning capital to shareholders.”

Conference Call
CSRA executive management will hold a conference call on November 9, 2016, at 5 p.m. Eastern to discuss the financial results and outlook and answer questions. Analysts and institutional investors may participate on the conference call by dialing 877-883-0383 (domestic) or 412-902-6506 (international) and entering pass code 8256434. The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of the CSRA website (http://investorrelations.csra.com). A replay of the conference call will be available on the CSRA website approximately two hours after the conclusion of the call.
About CSRA Inc.
Every day CSRA (NYSE: CSRA) makes a difference in how the government serves our country and our citizens. We deliver a broad range of innovative, cloud-enabled, next-generation IT solutions and professional services to help our customers modernize their legacy systems, protect their applications, infrastructure, and assets and improve the effectiveness and efficiency of mission-critical functions for our warfighters and our citizens. Our 18,000 employees understand that success is a matter of perseverance, courage, adaptability and experience. CSRA is headquartered in Falls Church, Virginia. To learn more about CSRA, visit www.csra.com.
Forward-looking Statements
All statements in this press release and in all future press releases that do not directly and exclusively relate to historical facts constitute "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements represent CSRA's intentions, plans, expectations and beliefs, including statements about network and asset protection and improving mission-critical functions. The forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside the control of CSRA. These factors could cause actual results to differ materially from forward-looking statements. For a written description of these factors, see the sections titled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in CSRA's most recent Annual Report on Form 10-K and any updating information in subsequent SEC filings. CSRA disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent event or otherwise, except as required by law.

Exhibit 99.1

CSRA INC.
CONSOLIDATED AND CONDENSED BALANCE SHEETS (unaudited)

	As of
(Dollars in millions)	September 30, 2016	April 1, 2016
Current assets
Cash and cash equivalents	$68	$130
Receivables, net of allowance for doubtful accounts of $25 and $21, respectively	809	751
Prepaid expenses and other current assets	114	123
Total current assets	991	1,004

Intangible and other assets
Goodwill	2,330	2,332
Customer-related and other intangible assets, net of accumulated amortization of $211 and $201, respectively	810	870
Software, net of accumulated amortization of $104 and $95, respectively	46	41
Other assets	68	69
Total intangible and other assets	3,254	3,312

Property and equipment, net of accumulated depreciation of $797 and $773, respectively	524	530
Total assets	$4,769	$4,846

Current liabilities
Accounts payable	$171	$170
Accrued payroll and related costs	176	200
Accrued expenses and other current liabilities	532	528
Current capital lease liability	53	42
Current maturities of long-term debt	73	128
Dividends payable	18	18
Total current liabilities	1,023	1,086

Long-term debt, net of current maturities	2,568	2,656
Noncurrent capital lease liability	95	109
Deferred income tax liabilities	153	163
Other long-term liabilities	726	742

Commitments and contingent liabilities (Note 15)

Equity
Stockholders’ Equity:
Common stock, $0.001 par value, 750,000,000 shares authorized, 163,744,743 and 162,925,821 shares issued, and 163,588,001 and 162,925,821 shares outstanding, respectively	—	—
Additional paid-in capital	128	117
Accumulated earnings (deficit)	34	(74)
Accumulated other comprehensive income	14	21
Total stockholders’ equity	176	64
Noncontrolling interests	28	26
Total equity	204	90
Total liabilities and equity	$4,769	$4,846

CSRA INC.

Exhibit 99.1

CONSOLIDATED AND CONDENSED STATEMENTS OF OPERATIONS (unaudited)

	Three Months Ended		Six Months Ended
(Dollars in millions, except per share amounts)	September 30, 2016	October 2, 2015	September 30, 2016	October 2, 2015
Revenue	$1,263	$967	$2,517	$1,924
Related-party revenue	—	2	—	4
Total revenue	1,263	969	2,517	1,928

Cost of services	983	755	1,974	1,528
Related-party cost of services	—	2	—	4
Total cost of services (excludes depreciation and amortization)	983	757	1,974	1,532
Selling, general and administrative expenses	55	44	111	85
Separation and merger costs	8	42	13	56
Depreciation and amortization	63	35	128	68
Interest expense, net	29	5	59	10
Other expense (income), net	1	(2)	2	(21)
Total costs and expenses	1,139	881	2,287	1,730

Income before income taxes	124	88	230	198
Income tax expense	44	35	82	78
Net income	80	53	148	120
Less: noncontrolling interests	4	5	7	9
Net income attributable to CSRA common stockholders	$76	$48	$141	$111

Earnings per common share:
Basic	$0.46	$0.35	$0.86	$0.80
Diluted	$0.46	$0.35	$0.86	$0.80

Common share information (weighted averages):
Common shares outstanding - basic	163.8	139.1	163.6	139.1
Dilutive effect of stock options and equity awards	1.3	—	1.3	—
Common shares outstanding - diluted	165.1	139.1	164.9	139.1

Cash dividend per common share	$0.10	$—	$0.20	$—

Exhibit 99.1

CSRA INC.
CONSOLIDATED AND CONDENSED STATEMENTS OF CASH FLOWS (unaudited)

(Dollars in millions)	Three Months Ended		Six months Ended
	September 30, 2016	October 2, 2015	September 30, 2016	October 2, 2015
Cash flows from operating activities
Net income	$80	$53	$148	$120
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	64	37	131	72
Stock-based compensation	4	5	7	4
Excess tax benefit from stock compensation	(1)	—	(2)	—
Net gain on dispositions of businesses and assets	(2)	6	—	(11)
Other non-cash items, net	1	—	1	—
Changes in assets and liabilities, net of acquisitions and dispositions:
(Increase) decrease in assets	(69)	34	(56)	237
Decrease in liabilities	(19)	(16)	(21)	(56)
Other operating activities, net	(3)	—	3	—
Cash provided by operating activities	55	119	211	366

Cash flows from investing activities
Purchases of property and equipment	(34)	(23)	(68)	(38)
Proceeds from business dispositions	—	—	—	34
Software purchased and developed	(8)	(10)	(8)	(10)
Other investing activities, net	(6)	1	(15)	1
Cash used in investing activities	(48)	(32)	(91)	(13)

Cash flows from financing activities
Payments of lines of credit	(2)	—	(50)	—
Payments of long-term debt	(48)	—	(98)	—
Proceeds from stock options and other employee stock transactions	(1)	—	7	—
Repurchase of common stock	(8)	—	(8)	—
Dividends paid	(16)	—	(34)	—
Payments on lease liability	(10)	(5)	(17)	(10)
Net transfers to CSC	—	(79)	—	(338)
Other financing activities	17	—	22	—
Payments to noncontrolling interests	(4)	—	(4)	—
Cash used in financing activities	(72)	(84)	(182)	(348)

Net (decrease) increase in cash and cash equivalents	(65)	3	(62)	5
Cash and cash equivalents at beginning of period	133	7	130	5
Cash and cash equivalents at end of period	$68	$10	$68	$10

Supplemental cash flow information:
Cash paid for income taxes	45	36	47	78
Cash paid for interest	26	5	54	10
Non-cash investing activities	(4)	2	9	11
Capital expenditures through capital lease obligations	20	—	20	—
Non-cash operating activities	(6)	—	(2)	—

Exhibit 99.1

Segment Operating Results
CSRA delivers IT, mission, and operations-related services across the U.S. federal government through two reportable segments–Defense and Intelligence, which supports customers in the Department of Defense (DoD) and Intelligence Community, and Civil, which supports customers in homeland security, law enforcement, healthcare, and other civil agencies as well as certain state and local government agencies. The following table summarizes revenue by reportable segment:

	Three Months Ended		Six Months Ended
(Dollars in millions; unaudited)	September 30, 2016	October 2, 2015	September 30, 2016	October 2, 2015
Pro forma revenue
Defense and Intelligence	575	613	1,143	1,227
Civil	688	707	1,374	1,410
Total pro forma revenue	$1,263	$1,320	$2,517	$2,638
SRA revenue prior to November 30, 2015	—	351	—	710
Total revenue	$1,263	$969	$2,517	$1,928

Pro forma segment operating income
Defense and Intelligence	80	85	134	152
Civil	101	83	206	167
Total pro forma segment operating income	$181	$168	$340	$319
SRA segment operating income prior to November 30, 2015	—	21	—	47
Total segment operating income	$181	$147	340	272

For the three months ended September 30, 2016, Defense and Intelligence segment revenues decreased by $37 million, or 6 percent compared to pro forma revenues from the same period of the prior year. The largest source of that reduction was the U.S. Army Logistics Modernization Program, which continues to decline after a successful deployment phase. Second quarter Civil segment revenues decreased by $20 million, or 3 percent compared to pro forma revenues from the same period of the prior year. The New York Health Insurance Exchange program was the primary source of the decline as a result of the achievement of a major software development milestone in the prior period.
Segment operating income increased across the company, driven by profitability enhancements in the Civil segment. For the three months ended September 30, 2016, total segment operating margin was 14.4 percent, up 170 basis points compared pro forma segment operating income from the second quarter of fiscal year 2016.

Exhibit 99.1

Non-GAAP Financial Measures
The following tables illustrate the items and means to reconcile non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP. CSRA management believes that these non-GAAP financial measures provide useful additional information to investors regarding the company’s financial condition and results of operations as they provide another measure of the company’s profitability and ability to service its debt and are considered important measures by financial analysts covering CSRA. When analyzing CSRA’s performance, investors and securities analysts should evaluate each adjustment in our reconciliation and use pro forma adjusted measures in addition to, and not as an alternative to, GAAP measures.
Pro forma adjusted results include a full period of SRA results; assess the impact of interest, non-backlog-related intangibles amortization, recurring elements of pension income, and other costs as if the separation and merger had occurred at the beginning of the period; and exclude costs directly associated with the separation and merger transactions and the ongoing integration process. The table below summarizes the major adjustments to GAAP to derive pro forma adjusted metrics for each reporting period.

Metric	Q1 and Q2 2017	Q1 and Q2 2016
Pro Forma Revenue	None (GAAP)	Include: SRA revenue Exclude: Intercompany revenue
Pro Forma Adjusted EBITDA	Exclude: Integration costs Spin/merger costs	Include: SRA EBITDA Pension income CSC IP expense Exclude: Intercompany EBITDA
Pro Forma Adjusted Diluted EPS	Exclude: Integration costs Spin/merger costs SRA backlog amortization	Include: SRA income Pension income CSC IP expense Exclude: Intercompany income Apply: Normalized interest expense Long-term tax rate Share count at spin

Exhibit 99.1

Pro Forma Adjusted Revenue

CSRA INC.
PRO FORMA REVENUE (unaudited)

	Three Months Ended		Six Months Ended
(Dollars in millions)	September 30, 2016	October 2, 2015	September 30, 2016	October 2, 2015
Revenue(a)	$1,263	$969	$2,517	$1,928
Historical SRA revenue(b)	—	351	—	710
Separation and merger effect(c)	—	—	—	(1)
Pro forma adjusted revenue	$1,263	$1,320	$2,517	$2,637

Notes:
(a)	For the three and six months ended October 2, 2015, GAAP results reflect the operations of CSRA LLC.
(b)
Revenue prior to the November 30, 2015 merger from the most closely corresponding reporting period, which is July 1, 2015 to September 30, 2015, in the case of the three months ended October 2, 2015 and April 1, 2015 to September 30, 2015, in the case of the six months ended October 2, 2015.

(c)	Adjustment for inter-company revenue prior to the November 30, 2015 merger.

Exhibit 99.1

Pro Forma Adjusted Diluted Earnings Per Share

CSRA INC.
PRO FORMA ADJUSTED DILUTED EARNINGS PER SHARE (unaudited)

	Three Months Ended		Six Months Ended
(Dollars in millions except per share amounts)	September 30, 2016	October 2, 2015	September 30, 2016	October 2, 2015
Income before income taxes(a)	$124	$88	$230	$198
Historical SRA loss from continuing operations before taxes(b)	—	(7)	—	(7)
Separation and merger costs(c)	8	69	13	104
One-time integration costs	—	—	7	—
Amortization of funded backlog associated with SRA acquisition(d)	16	—	33	—
Pro forma adjusted income before income taxes	149	150	283	295

Pro forma adjusted income tax expense(e)	53	59	101	115
Pro forma adjusted net income	96	92	182	180
Less: Noncontrolling interest	4	5	7	9
Pro forma adjusted net income attributable to CSRA common stockholders	$92	$87	$175	$171

Pro forma adjusted diluted earnings per common share(f)	$0.56	$0.53	$1.06	$1.04

Notes: Pro forma adjusted net income attributable to CSRA common stockholders may not equal the sum of the component figures due to rounding.
(a)
For the three and six months ended October 2, 2015, GAAP results reflect the operations of CSRA LLC. The six-month GAAP results include a pre-tax gain of $17 million on the sale of Welkin, which increased pro forma adjusted net income to shareholders by $10 million and pro forma adjusted diluted EPS by $0.06.

(b)
Income prior to the November 30, 2015 merger from the most closely corresponding reporting period, which is July 1, 2015 to September 30, 2015, in the case of the three months ended October 2, 2015 and April 1, 2015 to September 30, 2015, in the case of the six months ended October 2, 2015.

(c)	Inter-company income prior to the November 30, 2015 merger plus costs directly associated with the separation and merger transactions, before tax effect.
(d)	Total value of $65 million amortized over one year is included in GAAP Income before income taxes.
(e)	For the three and six months ended September 30, 2016, the GAAP effective tax rate is applied; for the prior period, the long-term effective tax rate of 39 percent is applied.
(f)	Diluted share count set at share count as of November 30, 2015 for the three and six months ended October 2, 2015.

Exhibit 99.1

Pro Forma Adjusted EBITDA
CSRA defines pro forma adjusted EBITDA as revenue less cost of services and selling, general, and administrative (SG&A) costs. In addition, pro forma adjusted EBITDA excludes periodic mark-to-market adjustments to the pension plan as well as certain non-cash items such as stock-based compensation expense.

CSRA INC.
PRO FORMA ADJUSTED EBITDA (unaudited)(a)

	Three Months Ended		Six Months Ended
(Dollars in millions)	September 30, 2016	October 2, 2015	September 30, 2016	October 2, 2015
Net income (b)	$80	$53	$148	$120
Historical SRA loss from continuing operations before taxes(c)	—	(4)	—	(3)
Separation, merger and integration costs(d)	25	61	53	85
Interest expense, net	29	30	59	60
Tax expense on income	44	40	82	95
Depreciation and amortization	47	51	95	99
Amortization of contract-related intangibles	—	2	2	5
Stock-based compensation	4	7	7	6
Restructuring costs	—	1	—	4
Pension and post-retirement actuarial losses (gains), settlement losses, and amortization of other comprehensive income	—	(5)	—	(9)
Gain on disposition of business(e)	—	—	—	(17)
Impact of acquisitions(f)	—	—	—	1
Pro Forma Adjusted EBITDA	$229	$236	$446	$446

Notes:
(a)
The reconciliation to Pro Forma Adjusted EBITDA differs across periods. For example, Net income for the three and six months ended October 2, 2015, incorporate amounts furnished in the Form 8-K dated December 24, 2015, derived on the basis described therein; Net income for the three and six months ended September 30, 2016, is derived from the same basis of accounting used to prepare GAAP financial information for that period.

(b)	For the three and six months ended October 2, 2015, GAAP results reflect the operations of CSRA LLC.
(c)
SRA income prior to November 30, 2015 merger from the most closely corresponding reporting period, which is July 1, 2015 to September 30, 2015, in the case of the three months ended October 2, 2015 and April 1, 2015 to September 30, 2015, in the case of the six months ended October 2, 2015.

(d)
Inter-company income prior to the November 30, 2015 merger, costs directly associated with the separation and merger transactions incurred by CSGov and SRA before the merger and CSRA after the merger, intangibles amortization expense associated with SRA’s funded contract backlog, and one-time integration costs.

(e)	Pre-tax gain on the sale of Welkin in April 2015.
(f)	Pre-tax income from the assets acquired by SRA in April 2015 earned before the acquisition.

Exhibit 99.1

Free Cash Flow
CSRA defines free cash flow as equal to the sum of (1) operating cash flows, (2) investing cash flows, excluding business acquisitions, dispositions and investments and (3) payments on capital leases and other long-term asset financings. Free cash flow is further adjusted for certain cash flow items, such as (i) non-recurring separation-related payments and (ii) the change in the balance of accounts receivables we have sold.

CSRA INC.
FREE CASH FLOW (unaudited)

	Three Months Ended		Six Months Ended
(Amounts in millions)	September 30, 2016	October 2, 2015	September 30, 2016	October 2, 2015
Net cash provided by operating activities	$55	119	$211	$366
Net cash (used in) provided by investing activities	(48)	(32)	(91)	(13)
Sale of accounts receivable(a)	—	4	(46)	(176)
Business dispositions	—	—	—	(34)
Payments on capital leases and other long-term assets financing	(10)	(5)	(17)	(10)
Separation-related payments	11	32	18	37
Free cash flow	$8	$118	75	$170

Notes:
(a)	Impact of net proceeds arising from the initial sale of billed and/or unbilled receivables under the Master Accounts Receivable Purchase Agreement.

CONTACT: Investors: M. Stuart Davis, 703.641.2267, stuart.davis@csra.com, Media: Shannon N. Booker, 703.645.5217, shannon.booker@csra.com